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                                                                 EXHIBIT 10(c)

ANY SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED IN A TRANSACTION NOT INVOLVING ANY PUBLIC OFFERING AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND LAWS.

                             SUBORDINATE DEBENTURE

$9,000,000                                                     Washington, D.C.
                                                               March 26, 1998

         FOR VALUE RECEIVED, INDENET, Inc., a Delaware corporation, (the "Company"), promises to pay to the order of ALLIED CAPITAL CORPORATION, a Maryland corporation (hereinafter "Holder"), the principal sum of Nine Million Dollars ($9,000,000), together with interest as set out herein at its offices in the District of Columbia or such other place as Holder may designate in writing, or by wire transfer to Holder's designated bank account.

         1. Investment and Loan Agreement: This Subordinated Debenture (this "Debenture"), has been issued under the terms of an Investment and Loan Agreement between the Company and the Holder, dated this date (the "Agreement"). This Debenture evidences the obligation of the Company to repay a loan in the aggregate principal amount of Nine Million Dollars ($9,000,000), made pursuant to the Agreement. The Holder is entitled to the benefits of the Agreement and all of the exhibits thereto, and reference is made thereto for a description of all rights and remedies thereunder. Neither reference to the Agreement, nor any provision thereof or security for the other obligations evidenced hereby, shall affect or impair the absolute and unconditional obligation of the Company to pay, when due, the principal amount hereof, together with all expenses and interest accrued thereon. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

         2. Interest Rate; Late Fee. From date of advance and thereafter until repayment, interest shall accrue on every portion of principal hereof at the rate of Fourteen and One-Half percent (14 1/2%) per annum. In respect of any installment not paid within fifteen (15) days of its due date, the applicable interest rate shall be Eighteen Percent (18%) per annum.

         3. Interest Payments: Interest shall be paid on the principal balance hereof monthly, in arrears, on the first day of each month commencing on the first day of April, 1998 and continuing until the entire balance hereof shall have been paid.



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         4. Balloon Payment of Principal: At maturity, a balloon payment of all principal and accrued interest shall be due.

         5. Maturity: The entire indebtedness hereunder shall become due and payable April 1, 2003, if not previously paid in full or brought to maturity by the provisions herein for acceleration.

         6. Prepayment: The entire principal balance hereof may be prepaid at any time in its entirety in one lump sum with all unreimbursed expenses, and all interest accrued through the date of such prepayment being paid simultaneously in full. Such prepayments shall be subject to the provisions of paragraph 7 below and shall be accompanied by any additional amounts and sums provided in such paragraph. Otherwise, no payment of any installment of principal may be made prior to the maturity date thereof.

         7. Make-Whole Provision for First Three Years of Loan Term: If prior to the third anniversary of the date hereof any principal hereof shall be prepaid, the Company shall pay Holder an additional amount equal to the present value at the time of such prepayment of the sum of all interest which would, but for the prepayment, have accrued hereunder from the date of such prepayment through such third anniversary, calculated with a discount rate of the federal rate for debt instruments as determined by the Internal Revenue Service in accordance with
Section 1274(d) of the Internal Revenue Code of 1986, as amended and in effect on the date of prepayment.

         8. Computation of Interest: Interest hereunder shall be computed on the per annum basis of a year of three hundred sixty five (365) days for the actual number of days (including the first day but excluding the last day), elapsed.

         9. Interest Rate Limit. The provisions herein and in all agreements between Company and Holder, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity hereof or otherwise, shall the amount paid or agreed to be paid ("Interest") to Holder for the use, forbearance or retention of the money to be loaned hereunder exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, performance or fulfillment of any provision hereof or of any agreement between Company and Holder shall, at the time such performance or fulfillment shall be due, exceed the limit for Interest prescribed by law, then ipso facto the obligation to be performed or fulfilled shall be reduced to such limit and if, from any circumstance whatsoever, Holder should ever receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder in the inverse order of its maturity (whether or not then due), or at the option of Holder be paid over to Company, and not to the payment of Interest. In determining whether or not the Interest


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paid or payable under any specific contingency exceeds the maximum amount payable under applicable law, Company and Holder shall, to the maximum extent permitted under applicable law, (i) treat all loans by Holder to Company as but a single extension of credit, (ii) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (iii) exclude voluntary prepayments and the effects thereof and (iv) "spread" the total amount of Interest throughout the entire period the indebtedness was outstanding (including the period of any renewal or extension hereof) so that the Interest hereon for such full period will not exceed the maximum amount permitted by applicable law. This paragraph will control all agreements between Company and Holder.

         10. Other Payment Provisions. The Company shall make each payment hereunder not later than 4:00 P.M. (Eastern time) on the day when due, without offset, in lawful money of the United States of America to the Holder in same day funds. All payments will be applied first to costs and fees owing hereunder, second to the payment of interest accrued through the date of payment and third to the payment of principal. If the date for any payment or prepayment hereunder falls on a day which is not a business day, then for all purposes of this Debenture the same shall be deemed to have fallen on the next following business day, and such extension of time shall in such case be included in the computation of payments of interest.

         11. Collateral: This Debenture is secured by certain collateral under the terms of the Agreement.

         12. Related Debentures: This Debenture and certain other Debentures which may be issued by the Company to the Holder in consideration for a Subsequent Loan (collectively, the "Related Debentures") are or will be issued pursuant to the Agreement and are secured by the Collateral Documents (as defined in the Agreement), without preference or priority, it being the intention of the parties that such debentures shall be co-equal and coordinate in right of payment of principal, interest and expenses. An Event of Default under any of the Related Debentures shall, at the option of the Holder, be deemed an Event of Default under this Debenture, entitling the Holder to exercise all of its rights and remedies provided herein.

         13. Subordination: The indebtedness herein is subordinated to certain Senior Debt of the Company, according to the terms of the Agreement.

         14. Default and Acceleration: If payments are not made as provided herein, or if an Event of Default should occur, as defined in the Agreement, then a default may be declared at the option of the Holder without presentment, demand, protest, or further notice of any kind (all of which arc hereby expressly waived). In such event the Holder shall be entitled to be paid in full the balance of any unpaid principal amount hereunder


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plus accrued interest and any costs including reasonable attorney's fees, and to any other remedies which may be available under any applicable law.

         15. Non-Waiver: No course of dealing between the Holder and the Company or any failure or delay on the part of the Holder in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Holder under this or any other applicable instrument. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

         16. Choice of Law, Venue and Jurisdiction. Service of Process. This Debenture shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the District of Columbia, without regard to its principles of conflicts of law. Venue for any adjudication hereof shall be only in the courts of the District of Columbia or the Federal courts in the District, to the jurisdiction of which courts all parties hereby submit, as the agreement of such parties, as not inconvenient and as not subject to review by any court other than such courts in the District of Columbia. The Company intends and agrees that the courts of the jurisdictions in which the Company is incorporated and conducts business shall afford full faith and credit to any judgment rendered by a court of the District of Columbia against the Company hereunder, and that such District of Columbia state and federal courts shall have in personam jurisdiction to enter a valid judgment against the Company. Service of any summons and/or complaint hereunder and any other process which may be served on the Company in any action in respect hereto, may be made by mailing via registered mail or delivering a copy of such process, to the address last provided by Company to Holder. The Company agrees that this submission to jurisdiction and consent to service of process are reasonable and made for the express benefit of Holder.

         17. WAIVER OF JURY TRIAL, THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS, DEFENSES, COUNTERCLAIMS AND SUITS OF ANY KIND DIRECTLY OR INDIRECTLY ARISING FROM OR RELATING TO THIES DEBENTURE OR THE DEALINGS OF THE PARTIES IN RESPECT HERETO. THE COMPANY ACKNOWLEDGES AND AGREES THAT THIS PROVISION IS A MATERIAL TERM OF THIES DEBENTURE AND THAT HOLDER WOULD NOT EXTEND ANY FUNDS HEREUNDER IF THIS WAIVER OF JURY TRIAL WERE NOT A PART OF THIS DEBENTURE. THE COMPANY ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH, OR THE OPPORTUNITY TO CONSULT WITH, COUNSEL OF ITS CHOICE. THE COMPANY AGREES THAT ALL SUCH CLAIMS, DEFENSES, COUNTERCLAIMS AND SUITS SHALL BE TRIED BEFORE A JUDGE OF A COURT OF COMPETENT JURISDICTION, WITHOUT A JURY.


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         18. Expenses: The Company shall pay all expenses of any nature, whether incurred in or out of court, and whether incurred before or after this Debenture shall become due at its maturity date or otherwise (including but not limited to reasonable attorneys fees and costs), which Holder may deem necessary or proper in connection with the satisfaction of indebtedness or the administration, supervision, preservation, protection of (including, but not limited to, the maintenance of adequate insurance) or the realization upon any collateral.
Holder is authorized to pay at any time and from time to time any or all of such expenses, add the amount of such payment to the amount of principal outstanding and charge interest thereon at the rate specified herein.

         19. Definitions: The term indebtedness shall mean the debts evidenced by this Debenture, including principal, interest and expenses whether contingent, now due or hereafter to become due, and whether heretofore or contemporaneously herewith or hereafter contracted. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

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         IN WITNESS WHEREOF, the Company affixes its hand as of the date first above written.



SEAL:                                             INDENET, INC.

                                                  By:  Robert A. Blay
                                                    -----------------------
                                                  Name:  Robert Blay
                                                  Title: Vice-President


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STATE OF MICHIGAN   )
                    ) ss:
COUNTY OF OAKLAND   )

         I, Ronda Faye Mindingall hereby certify on this 26th day of March, 1998, before me, the subscriber, a Notary Public of the jurisdiction aforesaid, personally appeared Robert Blay, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument as the Vice President of IndeNet, Inc., and acknowledged that he executed the same on behalf of IndeNet, Inc. for the purposes therein contained, such instrument having been executed in my presence.

      AS WITNESS my hand and notarial seal the day and year above written.


                                                  Ronda Faye Mindingall
                                                  -----------------------------
                                                  Notary Public

My Commission Expires:

RONDA FAYE MINDINGALL
Notary Public Oakland County, Michigan
My Commission Expires April 19, 2000